Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Libbey Inc. for the registration of $450,000,000 of the Company’s 6.875% Senior Secured Notes due 2020, and to the incorporation by reference therein of our reports dated March 14, 2012, with respect to the consolidated financial statements and schedule of Libbey Inc., and the effectiveness of internal control over financial reporting of Libbey Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Toledo, Ohio

October 1, 2012